Exhibit 10.2

SIXTH AMENDMENT

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of February 27, 2009, is entered into among MODUSLINK CORPORATION, a Delaware corporation (“ModusLink”), SALESLINK LLC, a Delaware limited liability company (“SalesLink”), SALESLINK MEXICO HOLDING CORP., a Delaware corporation (“SalesLink Mexico”) (each herein called a “Borrower” and collectively, the “Borrowers”), the lenders party hereto (herein collectively called the “Lenders” and each individually called a “Lender”) and BANK OF AMERICA, N.A., as a Lender and as Agent for the Lenders.

W I T N E S S E T H :

WHEREAS, the Borrowers and the Lenders are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 as amended by (i) that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 29, 2006, (ii) that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 9, 2007, (iii) that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2007, (iv) that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2008 and (v) that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement (the “Fifth Amendment”) dated as of February 27, 2009 (the “Existing Loan Agreement” and as the Existing Loan Agreement is amended and modified by this Amendment, the “Amended Loan Agreement”);

WHEREAS, pursuant to that certain Assignment Agreement dated as of February 27, 2009, executed by RBS Citizens, National Association (“RBS”), The PrivateBank and Trust Company (“Private Bank”), the Agent and the Borrowers (the “Assignment Agreement”), RBS has assigned all of its Loans and Commitments to PrivateBank (the “Assignment”);

WHEREAS, to evidence the Loans and Commitments assigned in connection with the Assignment and the amendments contemplated by this Amendment, the Borrowers will execute and deliver to (i) PrivateBank, a certain Second Replacement Second Amended and Restated Revolving Credit Note dated as of February 27, 2009 in the maximum principal amount of $10,000,000 and (ii) Agent, a certain Second Replacement Second Amended and Restated Revolving Credit Note dated as of February 27, 2009 in the principal amount of $25,000,000.00 (the “Replacement Notes”); and

WHEREAS, Borrowers have requested that the Lenders amend the Existing Loan Agreement to evidence the Assignment and in other certain respects and the Lenders are willing to amend the Existing Loan Agreement to evidence the Assignment and in other certain respects as provided herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, it is agreed that:

SECTION 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Loan Agreement.

SECTION 2

AMENDMENTS TO EXISTING LOAN AGREEMENT

2.1 Amendments to Definitions.

(a) Deletion of Definitions. The following definitions contained in Section 1.1 of the Existing Loan Agreement are hereby deleted in their entirety:

“Applicable Margin”;

“Fixed Charge Coverage Ratio”;

“Permitted Acquisition”;

“LIBOR”;

“LIBOR Rate”;

“Prime Rate”;

“Prime Rate Loans”;

“Senior Debt”;

“Senior Leverage Ratio”; and

“Tilburg Receivables”.

(b) Additional Definitions. Section 1.1 of the Existing Loan Agreement is hereby amended by adding the following definitions in proper alphabetical order:

“BBA LIBOR” shall mean a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Agent from time to time).

“BBA LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest equal to the BBA LIBOR, as determined for each banking day at approximately 11:00 a.m. London time two (2) London banking days prior to the date in question, for Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by Agent.

“BBA LIBOR Rate (Adjusted Periodically)” shall mean a rate of interest equal to the BBA LIBOR, as determined on every Adjustment Date (as defined below) at approximately 11:00 a.m. London time two (2) London banking days prior to such day, for Dollar deposits (for delivery on the first day of such Interest Period) with a term of one month, two months or three months, as adjusted from time to time in Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by Agent. The BBA LIBOR Rate (Adjusted Periodically) will be adjusted on the last day of every Interest Period (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, at Agent’s option, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

“Floating Rate Loan” or “Floating Rate Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the BBA LIBOR Daily Floating Rate, as designated by Borrowers in the Notice of Borrowing, Notice of Conversion or Notice of Continuance.

“Modified GAAP” The internal monthly financial statements will be prepared in accordance with GAAP with the exception that monthly financial statements will not be adjusted for tax provisions, mark to market accounting, restructuring charges, stock based compensation expense and the accounting for discontinued operations. Any quarterly financial statement shall be prepared in accordance with GAAP and shall not be subject to the exceptions described in the foregoing sentence.

“ModusLink B.V. Receivables” shall mean all accounts receivable of Hewlett-Packard Company, a Delaware corporation owed to ModusLink B.V., a corporation organized under the laws of the Netherlands, f/k/a Modus Media International B.V. (“ModusLink B.V.”)

or ModusLink Tilburg B.V., a corporation organized under the laws of the Netherlands, f/k/a SalesLink International B.V., f/k/a Logistical Processing B.V. (“Tilburg B.V.”) which result from the operations of ModusLink B.V. or Tilburg B.V. in Tilburg, Netherlands and Apeldoorn, Netherlands as indicated on the most recent Borrowing Base Certificate.

“Treasury Management Guarantees” means the guarantee by Moduslink of the obligations of ModusLink B.V., ModusLink France S.A.S, ModusLink Kildare, ModusLink Hungary Packaging Limited Liability Company and ModusLink Czech Republic s.r.o. in respect of cash pools in Europe (“Treasury Obligations”) pursuant to that certain Independent Guarantee dated as of March 2,2007 executed by Moduslink in favor of ABN Amro Bank N.V. (and all successors and sucessors-in- interest) and each Affiliate of ABN Amro Bank N.V. and all other guarantees with respect to Treasury Obligations provided that the aggregate amount of obligations guaranteed under all such guarantees does not exceed the sum of $7,500,000 and €7,500,000.”

(c) Amendment to Definition of Eligible Receivables. Subsection (vi) in the definition of “Eligible Receivables” contained in Section 1.1 of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(vi) with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, or with respect to which the Account Debtor is not subject to service of process in the United States of America, unless such Borrower has furnished Agent with a letter of credit or account receivable insurance in at least the amount of the account acceptable as to form, substance and issuer to Agent in its sole discretion; notwithstanding the foregoing, up to $7,500,000 of ModusLink B.V. Receivables shall be considered Eligible Receivables if, but for this subsection (vi), such ModusLink B.V. Receivables would otherwise be considered Eligible Receivables; or”

(d) Amendment to LIBOR Loan Definition. The definition of LIBOR Loan contained in Section 1.1 of the Existing Loan Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the BBA LIBOR Rate (Adjusted Periodically), as designated by Borrowers in a Notice of Borrowing, Notice of Conversion or Notice of Continuance.

(e) Amendment to Notes Definition. The definition of Notes contained in Section 1.1 of the Existing Loan Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

“Notes” shall mean, collectively, each Second Replacement Second Amended and Restated Revolving Credit Note executed and delivered by Borrowers to each Lender on February 27, 2009, as such Notes may be amended, restated, replaced, supplemented or otherwise modified from time to time.

2.2 Amendment to Revolving Loan Commitment. Section 2.1 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“2.1 Revolving Line of Credit. Each Lender with a Revolving Credit Commitment, severally and not jointly agrees, on the terms and conditions hereinafter set forth, and subject to the limitation set forth in Section 7.3(M), to make available for Borrowers’ use, from time to time until the Revolving Credit Termination Date, upon request of the Borrowers in accordance with Section 2.5, certain Loans under a revolving line of credit (the “Revolving Credit Facility”) in an aggregate amount not to exceed at any time outstanding the then applicable Revolving Credit Commitment of such Lender; provided that the aggregate amount of Loans plus Letter of Credit Obligations under the Revolving Credit Facility outstanding at any one time shall not exceed the lesser of:

(A) the Aggregate Revolving Credit Commitment then in effect; and

(B) (i) 80% of Eligible Receivables plus (ii) the lesser of (1) 50% of Eligible Inventory or (2) $5,000,000 (such amount referred to herein as the “Borrowing Base”).

During such period and subject to Section 3.2(B), the Revolving Credit Facility may be utilized by borrowing, repaying and reborrowing the Loans thereunder.”

2.3 Amendment to Interest Rate and Prime Rate References.

(a) Amendment to Interest Rate. Section 2.4 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor.

“2.4 Interest Rate. Unless otherwise provided in a writing evidencing such Liabilities, Borrowers agree, jointly and severally, to pay Agent, for the benefit of each Lender, interest on the outstanding principal balance of the Loans from time to time at a rate equal to (i) with respect to Floating Rate Loans, the BBA LIBOR Daily Floating Rate plus two and one-half percent (2.5%) and (ii) with respect to LIBOR Loans, the BBA LIBOR Rate (Adjusted Periodically) plus two and one-half percent (2.5%). The records of Agent as to the interest rate applicable to a particular advance shall be binding and conclusive absent manifest error. Interest shall be payable from the date of such advance of the Loan to the day of repayment of such advance. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 3.2. Agent, for the ratable benefit of each Lender, reserves the right to charge Borrowers’ operating account(s) for accrued interest on the applicable Interest Payment Date. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrowers under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that Agent or any Lender has received interest under this Agreement or under any Ancillary Agreement in excess of the maximum amount permitted by such law, (i) Agent or such Lender shall apply such excess to any unpaid principal owed by Borrowers to such Lender under the Revolving Credit Facility or, if the amount of such excess exceeds the unpaid balance of such principal on the Revolving Credit Facility, such Lender shall promptly refund such excess interest to Borrowers and (ii) the provisions of this Agreement shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrowers which are, or to be may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the term of all such indebtedness until the indebtedness is paid in full.”

(b) Amendment to Prime Rate References. All references to “Prime Rate” in the Existing Loan Agreement are hereby amended by deleting such references and substituting “BBA LIBOR Daily Floating Rate” therefor.

(c) Amendment to Prime Rate Loan References. All references to “Prime Rate Loans” in the Existing Loan Agreement are hereby amended by deleting such references and substituting “Floating Rate Loans” therefor.

2.4 Amendment to Borrowing Procedures. Section 2.5 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“2.5 Borrowing Procedures. In order to effect a Loan under the Revolving Credit Facility, an authorized officer of each of the Borrowers shall give Agent (A) irrevocable written notice (in form and substance acceptable to Agent) or irrevocable telephone notice (immediately confirmed by such written notice by facsimile) not later than 11:00 a.m., Chicago time, on (i) the proposed borrowing date in the case of Floating

Rate Loans and (ii) the second Business Day prior to the proposed borrowing date in the case of LIBOR Loans (the “Notice of Borrowing”) and (B) if at the time of such proposed borrowing date there are no Loans outstanding under the Revolving Credit Facility, a Borrowing Base Certificate as at the last day of (y) if such proposed borrowing date is prior to the 15th day of any month, the month that is two months prior to such proposed borrowing date or (z) if such proposed borrowing date is on or after the 15th day of any month, the month immediately preceding such proposed borrowing date. Borrowers hereby authorize Agent and each Lender to extend advances and make Loans to Borrowers based on written or telephone notice from an authorized officer of Borrowers. Each Notice of Borrowing shall specify the principal amount of the Loan to be made pursuant to such borrowing and the date of such borrowing (which shall be a Business Day), that the Loans are under the Revolving Credit Facility, whether the Loans being made pursuant to such borrowing are to be maintained as Floating Rate Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. Promptly after receipt of such request, Agent shall advise each Lender thereof. Not later than 2:30 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent, at the principal office of Agent in Chicago, with immediately available funds equal to such Lender’s pro rata share of the borrowing, and subject to receipt by Agent of the documents required under Section 2.11(B) with respect to such borrowing, if any are required, Agent shall pay over such funds received by it to Borrowers on the requested borrowing date.”

2.5 Amendment to Non-Use Fee. Section 2.12 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“2.12 Non-Use Fee. Borrowers agree, jointly and severally, to pay to Agent, for the ratable benefit of Lenders, with respect to the Revolving Credit Facility, for the period commencing on the date hereof and continuing through the Revolving Credit Termination Date, an amount equal to the product of (i) the average daily unused portion of the Aggregate Revolving Credit Commitment and (ii) one half of one percent (.50%). Such non-use fee shall be payable by Borrowers, jointly and severally, in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date. The non-use fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”

2.6 Amendment to Letter of Credit Provisions.

(a) Amendment to Letter of Credit Sub-Limit. Subsection (d) of Section 2.13(A) of the Existing Loan Agreement is hereby amended by deleting the reference to the amount $20,000,000 contained therein and substituting the amount $15,000,000 therefor.

(b) Amendment to Letter of Credit Reimbursement Obligations. Subsection (i) of Section 2.13(D) of the Existing Loan Agreement is hereby amended by deleting the Subsection in its entirety and substituting the following therefor:

“(i) (a) Borrowers, jointly and severally, agree to pay to the Issuing Lender (1) on each date that any amount is drawn under each Letter of Credit a sum (and interest on such sum as provided in clause (2) below) equal to the amount so drawn plus all other charges and expenses with respect thereto or in the applicable Master Letter of Credit Agreement and (2) interest on any and all amounts remaining unpaid under this Section 2.13 until payment in full equal to the rate of interest required in respect of Floating Rate Loans pursuant to Section 2.4 of this Agreement plus 2.00% per annum. Borrowers agree to pay to the Issuing Lender the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any Ancillary Agreements executed pursuant hereto; (x) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or material impairment of any security for the performance or observance of any of the terms hereof.”

(c) Amendment to Letter of Credit Fee. Section 2.13(G) of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“(G) Compensation for Letters of Credit. Borrowers shall pay to Agent (for the benefit of the Issuing Lender and the other Lenders) on the first Business Day of each calendar quarter, in arrears, any processing, issuance, amendment or other similar fees customarily charged in connection with Letters of Credit, together with the Issuing Lender’s out- of-pocket costs of issuing and servicing letters of credit plus an amount equal to the product of (i) the face amount of each Letter of Credit issued and (ii) two and one half percent (2.5%) (the “Letter of Credit Fees”). All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”

2.7 Amendment to Financial Covenants. Section 7.1 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“7.1 Financial Covenants.

(i) Balance Sheet Leverage Ratio. Borrowers shall maintain, as of the last day of each fiscal quarter thereafter through and including the date of termination of this Agreement, a Balance Sheet Leverage Ratio of not more than 2.75:1.0.

(ii) Minimum Capital Funds. Borrowers shall maintain Capital Funds of not less than $163,000,000 as of the last day of each fiscal quarter.

(iii) Minimum Global Cash. At all times during the term of this Agreement, the Borrowers and their Subsidiaries shall maintain a balance of cash and cash equivalents (as defined in accordance with generally accepted accounting principles) of not less than $60,000,000 (on a consolidated basis).”

2.8 Amendment to Reporting Requirements.

(a) Amendment to Monthly Financial Reports. Subsection (iii) of Section 7.2(C) of the Existing Loan Agreement is hereby amended by deleting the Subsection in its entirety and substituting the following therefor:

“(iii) as soon as available, but no later than (y) forty-five (45) days after the end of each month of each fiscal year of Borrowers, internally prepared consolidated financial statements of Borrowers and Subsidiaries (including a balance sheet, statement of income and retained earnings and cash flow) as at the end of and for the portion of Borrowers’ fiscal year then elapsed, all in reasonable detail as requested by Agent and certified by Borrowers’ principal financial officer as prepared in accordance with Modified GAAP and fairly presenting in all material respects the financial position and results of operations of Borrowers and Subsidiaries for such period (subject to normal year-end audit adjustments and omission of footnotes) and (z) forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrowers, internally prepared documentation sufficient to establish that all deviations from generally accepted accounting principles identified on the financial statements delivered pursuant to subsection (y) above in accordance with Modified GAAP have been conformed and/or modified to be in accordance with generally accepted accounting principles as of such quarter;”

(b) Amendment to Account and Inventory Reporting. Subsection (iv) of Section 7.2(C) of the Existing Loan Agreement is hereby amended by deleting the Subsection in its entirety and substituting the following therefor:

“(iv) with each of the Borrowing Base Certificates delivered pursuant to subsection (v) below, an Accounts and Inventory Report; provided that in the event loans outstanding under the Revolving Credit Facility are less than $5,000,000, Borrowers shall not be required to provide the information set forth in (iv) of the definition of Accounts and Inventory Report;”

(c) Amendment to Borrowing Base Reporting. Subsection (v) of Section 7.2(C) of the Existing Loan Agreement is hereby amended by deleting the Subsection in its entirety and substituting the following therefor:

“(v) a properly completed and executed certificate setting forth a calculation of the Borrowing Base as at the last day of the applicable month or quarter, which certificate shall be acceptable to Agent in all respects (“Borrowing Base Certificate”), in the form of Exhibit H attached hereto or in such other form as Agent deems acceptable, within, (a) during all time in which there are no Loans outstanding under the Revolving Credit Facility, forty-five (45) days after the last day of each quarter of each fiscal year of Borrowers, or (b) during all times in which there are Loans outstanding under the Revolving Credit Facility, thirty (30) days after the last day of each month of each fiscal year of Borrowers;”

2.9 Amendments to Negative Covenants.

(a) Amendment to Capital Expenditure Covenant. Section 7.3(A) of the Existing Loan Agreement is hereby amended by deleting such the subsection and substituting the following therefor:

“(A) Capital Expenditures. Collectively with the other Borrowers, make Capital Expenditures in an aggregate amount greater than $12,000,000 during the two fiscal quarters ending July 31, 2009.”

(b) Amendment to Merger/Consolidation Restriction. Section 7.3(B) of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(B) Mergers and Acquisitions. (i) Liquidate, dissolve or merge or consolidate with or acquire any Person, (ii) permit any

Subsidiary to liquidate, dissolve or merge or consolidate with or acquire any Person or (iii) lose control (as such term is defined in the definition of “Affiliate”) of any Subsidiary, except that any Borrower may merge or consolidate with any other Borrower;”

(c) Amendment to Investment Restriction. 7.3(C) of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(C) Investments. (i) Except in respect of other Borrowers, make any investment in the securities of any Person other than (y) to a Subsidiary as permitted under Section 7.2(H), or (z) in the ordinary course of its business or (ii) use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock (such Borrower will furnish to Agent upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board);”

(d) Amendment to Loan Restriction. Section 7.3(D) of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(D) Loans. Make any loans or other advances of money (other than salary) to any other Borrower, or any Affiliate, officers, directors, employees or agents of Affiliates or such Borrower or to any other Person, except for (i) such loans or advances to employees in the ordinary course of business consistent with past practice; (ii) loans or advances to any other Borrower that are subordinated to the Liabilities on terms satisfactory to Agent; or (iii) to a Subsidiary as permitted under Section 7.2(H);”

(e) Amendment to Guarantees Restriction. Section 7.3(H) of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(H) Guarantees. Except with respect to (y) guarantees issued by ModusLink in connection with vendor contracts entered into by any Subsidiary in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect and (z) Treasury Management Guarantees, guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any other Person, except by endorsement of instruments or items of payment for deposit to the general account of such Borrower or for delivery to Agent on account of the Liabilities;”

(f) Amendment to Restriction on Asset Purchase. Section 7.3(K) is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(K) Asset Purchase. Collectively with the other Borrowers, make any purchase or otherwise acquire or permit any domestic Subsidiary to acquire all or substantially all or a substantial portion of the assets of any Person (or any division or line of business of any Person);”

(g) Amendment to Dividend Distribution Restrictions. Section 7.3(M) is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(M) Restriction on Redemptions and Dividend Distributions. (i) Directly or indirectly purchase, redeem or otherwise acquire or retire any interest of any shareholder of such Borrower, (ii) make or declare any partial or full liquidating distributions to any shareholder of such Borrower with respect to such shareholder’s interest in such Borrower or (iii) make or declare any dividends or distributions to such Borrower’s equity holders; provided, however, that Moduslink shall be permitted to make a one-time dividend to Parent in an amount equal to thirty seven and one half percent (37.5%) of all amounts repatriated to Moduslink from the operations of ModusLink Pte. Ltd., and its subsidiaries organized under the laws of China provided, further, that (w) such dividend does not exceed $15,000,000 in the aggregate, (x) at the time of such dividend, there shall be no Loans outstanding, (y) the Lenders shall have no obligation to make Loans for a period of thirty (30) days following any such dividend and the Borrowers hereby agree not to make any requests for Loans during such time and (z) both immediately before and after giving effect to such dividend distribution, no Default or Event of Default shall exist;”

(h) Amendment to Parent Payment Restrictions. Section 7.3(0) is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(O) Payments to Parent. Make any payment to Parent for the account of any accrued intercompany payables or pursuant to the Parent Notes;”

2.10 Amendment to Financial Covenants. Section 7.1 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“10.2 Modification of Agreement; Sale of Notes; Participations. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting as provided for in this Agreement); (d) modify the definition of Borrowing Base, (e) permit any assignment by Borrowers of their obligations or rights hereunder or (f) release all or any substantial part of the Collateral granted under the Security Documents, change the definition of Required Lenders, any provision of this Section 10.2 or reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of this Agreement relating to Agent shall be amended, modified or waived without the consent of Agent. No provision of Section 2.13 shall be amended, modified or waived without the consent of the Issuing Lender. No Borrower may sell, assign, transfer or otherwise dispose of all or any portion of this Agreement or the Ancillary Agreements, including, without limitation, such Borrower’s right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times, of this Agreement or the Ancillary Agreements, including, without limitation, such Lender’s right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender’s pledge of its rights under this Agreement, any Note issued hereunder or any Ancillary Agreement to the Federal Reserve Bank. Any Lender shall have the right to sell, assign or transfer all or part of any Note to one or more banks or other financial institutions, or to grant participations to one or more banks or other financial institutions, in or to any Loan hereunder and any Note held by such Lender upon three (3) days prior written notice to Borrowers (and if no Default or Event of Default has occurred and is continuing with the prior written consent of Borrowers) and Agent together with, in the case of assignments only, execution and delivery to Agent and the Borrowers of an Assignment Agreement in the form acceptable to Agent in its reasonable discretion (“Assignment Agreement”) and payment of a $5,000 fee to Agent for processing such assignment. Borrowers hereby consent to the disclosure of any information obtained by Agent or any Lender in connection herewith to any bank or other financial institution to which any Lender now or hereafter has sold, assigned or transferred, or sold or proposed to sell, assign or transfer, all or any part of any Note or any participation interest in any Loan or Note, provided that an appropriate confidentiality agreement is first executed, which agreement shall be reasonably acceptable to the Borrowers. Upon the sale, transfer or assignment of all or a portion of any Note pursuant to one or more Assignment Agreements, Borrowers shall, upon the request of the assigning Lender, execute a new note or notes in a form substantially similar to the Note or Notes so replaced. Each such transferee shall be deemed to be a Lender under this Agreement. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder prior to the receipt by Agent and Borrowers of written notice of such transfer. Each Lender represents that it is the present intention of such Lender to acquire each Note drawn to its order for its own account and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Lender remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the Loans as commercial lending transactions.”

2.11 Replacement of Schedule 2.1. Schedule 2.1 to the Existing Loan Agreement is hereby amended by replacing Schedule 2.1 to the Existing Loan Agreement with the replacement Schedule 2.1 attached to this Amendment as Attachment I.

SECTION 3

AGREEMENT REGARDING COMPLIANCE CERTIFICATE

Each Borrower hereby agrees and acknowledges that the Compliance Certificate required to be delivered for the fiscal quarter ended January 31, 2009 pursuant to Section 7.2(C)(ii) of the Existing Loan Agreement shall evidence the Borrower’s compliance of the financial covenants set forth in the Amended Loan Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby jointly and severally represents and warrants to Lenders that:

4.1 Due Authorization, etc. The execution and delivery of this Amendment and the performance of such Borrower’s obligations under the Amended Loan Agreement are duly authorized by all necessary corporate or company action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate of incorporation or organization, as applicable, or by-laws or limited liability company agreement, as applicable, or that of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

4.2 Validity. This Amendment has been duly executed and delivered by such Borrower and, together with the Amended Loan Agreement, are the legal, valid and binding obligations of such Borrower to the extent such Borrower is a party thereto, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

4.3 Representations and Warranties. The representations and warranties contained in Section 6 of the Existing Loan Agreement are true and correct on the date of this Amendment, except to the extent that such representations and warranties (a) solely relate to an earlier date or (b) have been changed by circumstances permitted by the Amended Loan Agreement.

SECTION 5

CONDITIONS PRECEDENT

The amendments set forth in Section 2 of this Amendment shall become effective upon satisfaction of all of the following conditions precedent:

5.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Amendments. A counterpart original of the Fifth Amendment and this Amendment duly executed by Borrowers and, with respect to the Fifth Amendment, RBS and, with respect to this Amendment, PrivateBank.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date of the execution of this Amendment substantially in the form of Exhibit A to this Amendment.

(c) Officer’s Certificate. A certificate of the chief financial officer of each Borrower dated the date of the execution of this Amendment, substantially in the form of Exhibit B to this Amendment.

(d) Replacement Revolving Notes. A Second Replacement Second Amended and Restated Revolving Note dated as of the date hereof executed by Borrower in favor of each of (i) Bank of America, N.A., in the form of Exhibit C-1 to this Amendment and (ii) The PrivateBank and Trust Company, in the form of Exhibit C-2 to this Amendment.

(e) Evidence of Assignment and Replacement Notes. The Agent shall have received a duly executed copy of the Assignment Agreement.

(f) Amendment to Intercreditor Agreement. The Agent shall have received a duly executed copy of the Amendment to Subordination (Intercreditor) Agreement dated the date of execution of this Amendment in the form of Exhibit D to this Amendment.

(g) Other. Such other documents as Agent may reasonably request.

5.2 Payment of Modification Fee. Agent shall have received a modification fee for the ratable benefit of the Lenders from Borrowers in the amount of $52,500.00.

5.3 Other Conditions. No Event of Default or Default shall have occurred and be continuing.

SECTION 6

MISCELLANEOUS

6.1 Warranties and Absence of Defaults. In order to induce Lenders to enter into this Amendment, each Borrower jointly and severally hereby warrants to Lenders, as of the date of the actual execution of this Amendment, that (a) no Event of Default or Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 3 of this Amendment are true and correct.

6.2 Documents Remain in Effect. Except as amended and modified by this Amendment, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement.

6.3 Reference to Loan Agreement. On and after the effective date of this Amendment, each reference in the Amended Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Note and in any Ancillary Agreement, or other agreements, documents or other instruments executed and delivered pursuant to the Amended Loan Agreement, shall mean and be a reference to the Amended Loan Agreement.

6.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

6.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

6.6 Expenses. Borrowers agree to pay on demand all costs and expenses of Lenders (including reasonable fees, charges and disbursements of Lenders’ attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree to pay, and save Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Amended Loan Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 5.6 shall survive any termination of this Amendment or the Amended Loan Agreement.

6.7 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

6.8 Successors. This Amendment shall be binding upon Borrowers, Lenders and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lenders and the successors and assigns of Lenders.

[signature page attached]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

BORROWERS:

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By:	/s/ Steven G. Crane	By:	/s/ Steven G. Crane
Name:	Steven G. Crane	Name:	Steven G. Crane
Title:	Chief Financial Officer	Title:	Chief Financial Officer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By:	/s/ Steven G. Crane
Name:	Steven G. Crane
Title:	Chief Financial Officer

Sixth Amendment to Second Amended and Restated Loan and Security Agreement

AGENT:

BANK OF AMERICA, as Agent

By:	/s/ Michael Brashler
Name:	Michael Brashler
Title:	Vice President

Address

Bank of America, N.A.
231 South LaSalle
Chicago, Illinois 60603
Attn: Michael Brashler
Fax: 877-207-0732

LENDERS:

BANK OF AMERICA, as a Lender

By:	/s/ David Bacon
Name:	David Bacon
Title:	First Vice President

Address

Bank of America, N.A.
135 South LaSalle
Chicago, Illinois 60603
Attn: David Bacon
Fax: (312) 904-0409

THE PRIVATEBANK AND TRUST COMPANY, as a Lender

By:	/s/ Michael F. Perry
Name:	Michael F. Perry
Title:	Associate Managing Director

Address

The PrivateBank and Trust Company
120 S. LaSalle Street
Chicago, IL 60603
Attention: Mike Perry
Fax: (312) 564-6888

Sixth Amendment to Second Amended and Restated Loan and Security Agreement